Exhibit 99.1



                    Allied Motion Reports Second Consecutive
              Quarter of Significant Sales and Net Income Increase
                         and Appointment of New Director



    DENVER--(BUSINESS WIRE)--Aug. 8, 2006--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced it achieved a 57% increase in net income and a 17% increase in sales for its second quarter ended June 30, 2006, over the same period last year. Allied achieved net income for the second quarter of $578,000 or $.08 per diluted share compared to $368,000 or $.05 per diluted share for the same period last year. Revenues for the quarter ended June 30, 2006, were $22,155,000 compared to $18,913,000 last year. Backlog at June 30, 2006, was $27,952,000, an 11% increase from the end of last year and a 28% increase from June 30, 2005.
    During the six months ended June 30, 2006, the Company achieved net income of $926,000 or $.14 per diluted share compared to net income of $536,000 or $.08 per diluted share for the same six months last year. Revenues for the first six months this year increased 16% to $43,354,000, compared to $37,368,000 for the same period last year.
    "We are quite pleased with the improvement in sales and profits we have achieved during the second quarter and for the first six months of this year," commented Dick Smith, CEO of Allied Motion. "We continue to achieve significant improvement in sales and margins from our industrial market solutions business and are encouraged by the cost improvements we are beginning to realize on some of our commercial motion products being produced in China. We are excited by this year-to-date performance and will continue to execute our strategy that is building the foundation necessary to achieve our long-term goals for growth in sales and profitability, as well as to facilitate our continued expansion into the motion control industry."
    Dick Warzala, President of Allied Motion, added, "Our operations provided substantial sales and earnings growth in the first six months, reflecting our focus on continuous operating improvements including new customer development, new product development, AST implementation and LCR ramp-up. Sales continue to increase as we are successful in winning new business in both existing and new applications of our products. Especially exciting are the design wins occurring through the selective application of our new high-performance products that 'raise the bar' and meet the goals of our strategy. Additionally, forward-priced customer contracts and the increased raw material price increases we have experienced are being dealt with in a controlled and logical manner to ensure we realize margin improvements in the future."
    On August 2, 2006, the Board of Directors of Allied Motion Technologies appointed Richard S. Warzala to serve as a director. The Board of Directors had previously increased the size of the board from six to seven members. Warzala has served as President and Chief Operating Officer of the Company since May 2002. He will serve as a director until the next annual meeting of shareholders or until a successor shall have been elected and qualified.
    Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

    The statements in this press release and in the Company's August 8, 2006, conference call that relate to future plans, events or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company's motion markets; introduction of new technologies, products and competitors; the ability to protect the Company's intellectual property; the ability of the Company to sustain, manage or forecast its growth and product acceptance; success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits; the continued success of the Company's customers to allow the Company to realize revenues from its order backlog and to support the Company's expected delivery schedules; the continued viability of the Company's customers and their ability to adapt to changing technology and product demand; the ability of the Company to meet the technical specifications of its customers; the continued availability of parts and components; increased competition and changes in competitor responses to the Company's products and services; changes in government regulations; availability of financing; the ability of the Company's lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated; the ability to attract and retain qualified personnel who can design new applications and products for the motion industry; the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology; and the ability of the Company to control costs for the purpose of improving profitability. The Company's ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers' needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward-looking statements, whether as a result of new information, future events, or otherwise.


ALLIED MOTION TECHNOLOGIES INC.
FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)


                                     For the Three      For the Six
                                      Months Ended      Months Ended
                                        June 30,          June 30,
HIGHLIGHTS OF OPERATING RESULTS      2006     2005     2006     2005
----------------------------------------------------------------------
Revenues                           $22,155  $18,913  $43,354  $37,368
Cost of products sold               16,893   14,689   33,352   29,056
                                  ------------------------------------
Gross Margin                         5,262    4,224   10,002    8,312
Operating expenses and other         4,345    3,651    8,571    7,454
                                  ------------------------------------
Income before income taxes             917      573    1,431      858
Provision for income taxes            (339)    (205)    (505)    (322)
                                  ------------------------------------
Net Income                            $578     $368     $926     $536
                                  ====================================
PER SHARE AMOUNTS:
Diluted  income per share             $.08     $.05     $.14     $.08
                                  ====================================
Diluted weighted average common
 shares                              6,847    6,784    6,791    7,007
                                  ====================================




CONDENSED BALANCE SHEETS                        June 30,  December 31,
                                                  2006        2005
----------------------------------------------------------------------
Assets
Current Assets:
  Cash and cash equivalents                        $650        $624
  Trade receivables, net                         11,747      10,087
  Inventories, net                               10,315       9,185
  Other current assets                            1,157         979
                                              ------------------------
Total Current Assets                             23,869      20,875
Property, plant and equipment, net               12,468      12,939
Deferred income taxes                               388         582
Goodwill and intangible assets                   18,649      18,941
                                              ------------------------
Total Assets                                    $55,374     $53,337
                                              ========================
Liabilities and Stockholders' Investment
Current Liabilities:
  Debt obligations                              $10,309      $7,335
  Accounts payable and other current
   liabilities                                   11,647      10,084
                                              ------------------------
Total Current Liabilities                        21,956      17,419
Long-term debt obligations                          949       4,746
Other long-term liabilities                       5,441       5,365
                                              ------------------------
Total Liabilities                                28,346      27,530
Stockholders' Investment                         27,028      25,807
                                              ------------------------
Total Liabilities and Stockholders'
 Investment                                     $55,374     $53,337
                                              ========================




                                              For the Six Months Ended
                                                      June 30,
CONDENSED STATEMENTS OF CASH FLOWS                2006        2005
----------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                       $926        $536
  Depreciation and amortization                   1,619       1,609
  Changes in working capital balances
   and other                                     (1,051)     (2,827)
                                              ------------------------
Net cash provided by (used in) operating
 activities                                       1,494        (682)

Cash flows from investing activities:
  Purchase of property and equipment               (623)     (1,247)
  Cash paid for acquisitions, net                    --        (208)
                                              ------------------------
Net cash used in investing activities              (623)     (1,455)

Net cash (used in) provided by financing
 activities                                        (848)      2,181
Effect of foreign exchange rate changes
 on cash                                              3          (5)
                                              ------------------------
Net increase in cash and cash equivalents            26          39
Cash and cash equivalents at beginning of
 period                                             624         456
                                              ------------------------
Cash and cash equivalents at June 30               $650        $495
                                              ========================


    CONTACT: Allied Motion Technologies Inc.
             Richard Smith or Sue Chiarmonte,  303-799-8520
             Fax: 303-799-8521